EXHIBIT 4.20

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, (THE "ACT') AND MAY BE DEEMED A "RESTRICTED SECURITY" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THIS PROMISSORY NOTE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

U.S. $18,000.00
Poughkeepsie, New York
December 16, 2010

PROMISSORY NOTE

FOR VALUE RECEIVED, Gilman Ciocia, Inc., a Delaware corporation ("Maker") promises to pay to the order of Equity Trust Company d.b.a. Sterling Trust, Custodian FBO Reliance Trust Co., Trustee, Gilman Ciocia, Inc. 401(k) Plan, FBO Michael Ryan (the "Payee"), during regular business hours at whatever place the Holder may from time to time designate, the principal sum of $18,000.00 (the "Principal") with interest thereon at Ten percent (10%) per annum (the "Interest").

This Note is collateralized and secured by a collateral security interest in the Maker's gross receipts from the preparation of income tax returns received from January 1, 2011 through June 30, 2011 (the "Tax Receipts"). The Maker will execute the Collateral Security Agreement annexed as Exhibit A and will file a UCC-1 Financing Statement with the Delaware Secretary of State evidencing such collateral security interest.

The Maker will pay the Principal and Interest of this Note as follows:

1.
The Maker shall pay the Interest in arrears on the outstanding Principal on the 15th day of each month commencing on January 15, 2011. The final interest payment for the month of March, 2011 shall be paid on April 1, 2011.

2.	The Maker will pay the Payee the $18,000.00 Principal on or before April 1, 2011.

3.	The Maker shall pay to the Payee a late fee equal to five (5%) percent of the payment due for each payment that is paid more than five (5) days after it is due.

All amounts payable hereunder shall be payable to Payee in United States dollars at such bank account as shall be designated by the Payee in immediately available funds or as otherwise specified to Maker in writing. Payment on this note shall be applied first to any expenses of collection, then to accrued interest, and thereafter to the outstanding principal balance hereof.

This Note may be prepaid in whole or in part at any time without penalty.

The following events shall each be an "Event of Default" under this Note:

(a)
The Maker becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or Maker applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for the Maker or any substantial part of its property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Maker, or for a substantial part of its property, and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Maker, and if such case or proceeding is not commenced by the Maker, it is consented to or acquiesced in by the Maker, or remains for 60 days undismissed; and

(b)	Maker's failure to make any payment under this Note within thirty (30) days from the date the same becomes due and payable.

(c)	If Maker sells or merges or transfers ownership and control of the corporation (meaning greater than 50% of outstanding common shares or assets are transferred or sold).

Upon the occurrence of an Event of Default, the unpaid principal, all unpaid accrued interest thereon and all other amounts owing hereunder shall automatically become immediately due and payable. Effective upon an Event of Default, the interest rate on this Note shall increase to16%, or to such lesser interest rate as is permitted by applicable law.

This Note is made with full recourse to the Maker including without limitation with full recourse to all assets of the Maker and pursuant to and upon all warranties, representations, covenants and agreements on the part of the Maker as contained herein.

Maker waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses. Maker waives its rights to a jury trial in connection with any claims arising under this Note to the fullest extent permitted by law. If there has been an Event of Default by Maker hereunder, Payee shall be entitled to receive and Maker agrees to pay all costs of enforcement and collection incurred by Payee, including, without limitation, reasonable attorneys' fees relating thereto.

The provisions of this Note shall be binding on any successor to Maker and shall extend to any holder hereof.

This Note may not be changed, modified or terminated orally.

This note shall be governed by and construed in accordance with the laws of the State of New York without regard to any principles of conflicts of law. The Maker submits to the jurisdiction of the New York State Supreme Court, Dutchess County, for any collection lawsuits.

IN WITNESS WHEREOF, Maker has executed this instrument as of December 16, 2010.

Gilman Ciocia, Inc.

By:	/s/Ted Finkelstein	/s/ Michael Ryan
	Ted Finkelstein, Vice President	Michael Ryan, 401K Plan Participant